Exhibit 4.1
CERTIFICATE TO SET FORTH DESIGNATIONS,
PREFERENCES, AND RIGHTS OF
SERIES J 24% CUMULATIVE CONVERTIBLE
PREFERRED STOCK, $1.00 PAR VALUE PER SHARE
     It is hereby certified that:
     I. The name of the corporation is Viragen, Inc. (the “Corporation”), a Delaware corporation.
     II. Set forth hereinafter is a statement of the voting powers, preferences, limitations, restrictions and relative rights of shares of Series J 24% Cumulative Convertible Preferred Stock, hereinafter designated as a contained in a resolution of the Board of Directors of the Corporation pursuant to a provision of the Certificate of Incorporation of the Corporation permitting the issuance of said Series J 24% Cumulative Convertible Preferred Stock by resolution of the Board of Directors:
     Creation of Series J 24% Cumulative Preferred Stock. Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, said Board of Directors adopt a resolution providing for the issuance of a series of 60,000 shares of Series J 24% Cumulative Convertible Preferred Stock pursuant to action by the Board of Directors dated February 23, 2006, which resolution is as follows:
Series J 24% Cumulative Convertible Preferred Stock
     1. Designation: Number of Shares. The designation of said series of preferred stock shall be Series J 24% Cumulative Convertible Preferred Stock (the “Series J Preferred Stock”). The number of shares of Series J Preferred Stock shall be 60,000. Each share of Series J Preferred Stock shall have a stated value equal to $100 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Stated Value”), and $1.00 par value. The Corporation will not issue more than 60,000 shares of Series J Preferred Stock (“Original Issue”).
     2. Dividends.
          (a) The Holders of outstanding shares of Series J Preferred Stock (“Holders”) shall be entitled to receive preferential dividends in cash out of any funds of the Corporation before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Common Stock, or other class of stock presently authorized or to be authorized, except for the Corporation’s Series A Preferred Stock, which has an aggregate stated value of $21,500 and pays an annual dividend aggregating to $2,150.00, (the Common Stock, and such other stock being hereinafter collectively the “Junior Stock”) at the rate of 24% per annum on the Stated Value, payable in cash on the earlier of (i) annually in arrears commencing February 28, 2007 and annually thereafter in cash or (ii) upon redemption, as hereinafter provided, following the closing of any subsequent financing (whether done in one or more financings of debt or equity) by the Company with gross proceeds equal to or greater than $5,000,000 To the extent not prohibited by law, dividends must be paid to the Holders not later than five (5) business days after the end of each period for which dividends are payable.
          (b) The dividends on the Series J Preferred Stock, at the rates provided above, shall be cumulative whether or not declared so that, if at any time full cumulative dividends at the rate aforesaid on all shares of the Series J Preferred Stock then outstanding, from the date from and after which dividends thereon are cumulative to the end of the annual dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series J Preferred Stock for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase, redemption or other acquisition of the Series J Preferred Stock or any shares of any other class of stock ranking on a parity with the Series J Preferred Stock (“Parity Stock”) and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of Junior Stock.
          (c) Dividends on all shares of the Series J Preferred Stock shall begin to accrue and be cumulative from and after the date of issuance thereof. A dividend period shall be deemed to commence on the day following a dividend payment date herein specified and to end on the next succeeding dividend payment date herein specified.
     3. Liquidation.
          (a) Upon the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the Holders of the Series J Preferred Stock shall be entitled to receive before any payment or distribution shall be made on Junior Stock, out of the assets of the Corporation available for distribution to stockholders, the Stated Value per share of Series J Preferred Stock and all accrued and unpaid dividends to and including the year-end of the year of redemption. Upon the payment in full of all amounts due to Holders of the Series J Preferred Stock, the holders of the Common Stock of the Corporation and any other class of Junior Stock shall receive all remaining assets of the Corporation legally available for distribution. If the assets of the Corporation available for distribution to the Holders of the Series J Preferred Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the Holders of Series J Preferred Stock upon such liquidation, dissolution or winding-up, whether voluntary or involuntary, then all such assets of the Corporation shall be distributed to the exclusion of the holders of shares of Junior Stock ratably among the Holders of the Series J Preferred Stock.
          (b) The purchase or the redemption by the Corporation of shares of any class of stock, the merger or consolidation of the Corporation with or into any other corporation or entity, or the sale or transfer by the Corporation of substantially all of its assets shall be deemed to be a liquidation, dissolution or winding-up of the Corporation for the purposes of this paragraph 3.
     4. Conversion into Common Stock. Holders of shares of Series J Preferred Stock shall have the following conversion rights and obligations:
          (a) Subject to the further provisions of this paragraph 4 each Holder of shares of Series J Preferred Stock shall have the right at any time commencing after the issuance to the Holder of Series J Preferred Stock, to convert such shares, accrued and unpaid dividends on such shares, and any other sum owed by the Corporation arising from the Series J Preferred Stock or pursuant to a subscription agreement enter into by the Corporation and the Holder or Holder’s predecessor in connection with the issuance of Series J Preferred Stock (“Subscription Agreement”) (collectively “Obligation Amount”) into fully paid and non-assessable shares of Common Stock of the Corporation determined in accordance with the Conversion Price provided in paragraph 4(b) below (the “Conversion Price”). All issued or accrued but unpaid dividends may be converted at the election of the Holder simultaneously with the conversion of principal amount of Stated Value of Series J Preferred Stock being converted at $1.25 per share.

          (b) The number of shares of Common Stock issuable upon conversion of the Obligation Amount shall equal (i) the sum of (A) the Stated Value per share being converted, (B) at the Holder’s election, accrued and unpaid dividends on such share, and (C) at the Holder’s election, any other sum owed by the Corporation to the Holder arising from any source including, but not limited to, the Series J Preferred Stock or Subscription Agreement divided by (ii) the Conversion Price. The Conversion Price shall be $1.25, subject to adjustment as described herein and in the Subscription Agreement.
          (c) Holder will give notice of its decision to exercise its right to convert the Series J Preferred Stock or part thereof by telecopying an executed and completed Notice of Conversion (a form of which is annexed as Exhibit A to the Certificate of Amendment) to the Corporation via confirmed telecopier transmission or otherwise pursuant to Section 12(a) of the Subscription Agreement. The Holder will not be required to surrender the Series J Preferred Stock certificate until the Series J Preferred Stock has been fully converted. Each date on which a Notice of Conversion is telecopied to the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Corporation will itself or cause the Corporation’s transfer agent to transmit the Corporation’s Common Stock certificates representing the Common Stock issuable upon conversion of the Series J Preferred Stock to the Holder via express courier for receipt by such Holder within three (3) business days after receipt by the Corporation of the Notice of Conversion (the “Delivery Date”). In the event the Common Stock is electronically transferable, then delivery of the Common Stock must be made by electronic transfer provided request for such electronic transfer has been made by the Holder. A Series J Preferred Stock certificate representing the balance of the Series J Preferred Stock not so converted will be provided by the Corporation to the Holder if requested by Holder, provided the Holder has delivered the original Series J Preferred Stock certificate to the Corporation. To the extent that a Holder elects not to surrender Series J Preferred Stock for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Corporation against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount of the Stated Value of the Series J Preferred Stock then owned by the Holder.
               In the case of the exercise of the conversion rights set forth in paragraph 4(a), the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Corporation of the Notice of Conversion. The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date such conversion privilege is deemed to have been exercised and thereafter, be treated for all purposes as the record holder of such Common Stock and shall on the same date cease to be treated for any purpose as the record holder of such shares of Series J Preferred Stock so converted.
               Upon the conversion of any shares of Series J Preferred Stock, no adjustment or payment shall be made with respect to such converted shares on account of any dividend on the Common Stock, except that the holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.
               The Corporation shall not be required, in connection with any conversion of Series J Preferred Stock, and payment of dividends on Series J Preferred Stock to issue a fraction of a share of its Series J Preferred Stock or Common Stock and shall instead deliver a stock certificate representing the nearest whole number.
          (d) The Conversion Price determined pursuant to Paragraph 4(b) shall be subject to adjustment from time to time as follows:
               (i) In case the Corporation shall at any time (A) declare any dividend or distribution on its Common Stock or other securities of the Corporation other than the Series J Preferred

Stock, (B) split or subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Conversion Price shall be adjusted proportionately so that the Holders of Series J Preferred Stock shall be entitled to receive the kind and number of shares or other securities of the Corporation which such Holders would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series J Preferred Stock been converted immediately prior to the happening of such event (or any record date with respect thereto). Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made to the Conversion Price pursuant to this paragraph 4(d)(i) shall become effective immediately after the effective date of the event.
               (ii) For so long as Series J Preferred Stock is outstanding, the Holder is granted the anti-dilution and price protection rights set forth in the Subscription Agreement and herein.
          (e) (i) In case of any merger of the Corporation with or into any other corporation or entity (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock) then unless the right to convert shares of Series J Preferred Stock shall have terminated as part of such merger, lawful provision shall be made so that Holders of Series J Preferred Stock shall thereafter have the right to convert each share of Series J Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such merger by a Holder of the number of shares of Common Stock into which such shares of Series J Preferred Stock might have been converted immediately prior to such consolidation or merger. Such provision shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in sub-paragraph (d) of this paragraph 4. The foregoing provisions of this paragraph 4(e) shall similarly apply to successive mergers.
                (ii) In case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable, or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the Holders of Series J Preferred Stock shall thereafter have the right to convert each share of the Series J Preferred Stock into the kind and amount of shares of stock or other securities or property that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.
          (f) Whenever the number of shares to be issued upon conversion of the Series J Preferred Stock is required to be adjusted as provided in this paragraph 4, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series J Preferred Stock and the Common Stock; and the Corporation shall mail to each Holder of record of Series J Preferred Stock notice of such adjusted conversion price.
          (g) In case at any time the Corporation shall propose:
               (i) to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the holders of its Common Stock; or
               (ii) to offer for subscription to the holders of its Common Stock any additional shares of any class or any other rights; or

               (iii) any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation or entity (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock); or
               (iv) the voluntary dissolution, liquidation or winding-up of the Corporation;
then, and in any one or more of said cases, the Corporation shall cause at least fifteen (15) days prior notice of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Transfer Agent for the Series J Preferred Stock and for the Common Stock and to the Holders of record of the Series J Preferred Stock.
          (h) So long as any shares of Series J Preferred Stock or any Obligation Amount shall remain outstanding and the Holders thereof shall have the right to convert the same in accordance with provisions of this paragraph 4, the Corporation shall at all times reserve from the authorized and unissued shares of its Common Stock that would be necessary to allow the conversion of the entire Obligation Amount.
          (i) The term “Common Stock” as used in this Certificate of Amendment shall mean the $.01 par value Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed, or shares of stock of any class or other securities and/or property into which the shares of Series J Preferred Stock shall at any time become convertible pursuant to the provisions of this paragraph 4.
          (j) The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series J Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series J Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof, shall be paid by the person or persons surrendering such stock for conversion.
          (k) In the event a Holder shall elect to convert any shares of Series J Preferred Stock as provided herein, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, or for any other reason unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of said shares of Series J Preferred Stock shall have been issued and the Corporation posts a surety bond for the benefit of such Holder in the Obligation Amount sought to be converted, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.
          (l) In addition to any other rights available to the Holder, if the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 4(c) by the Delivery Date and if within seven (7) business days after the Delivery Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Common Stock which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Corporation shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) within five (5) business days after written notice from the Holder, the amount by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Stated Value of the shares of Series J Preferred Stock for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of Stated Value of Series J Preferred Stock, the Corporation shall be required to pay the Holder $1,000, plus interest. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In.
          (m) In the event a Holder shall elect to convert any part of the Obligation Amount, the Corporation may not refuse conversion based on any claim that Holder or any one associated or affiliated with Holder has been engaged in any violation of law, or for any other reason, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of such Obligation Amount shall have been sought and obtained by the Corporation and the Corporation has posted a surety bond for the benefit of such Holder in the amount of 120% of the amount of the Obligation Amount which are sought to be subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent Holder obtains judgment.
     5. Voting Rights. The Holder of shares of Series J Preferred Stock shall not have voting rights except as described in Section 6 hereof.
     6. Restrictions and Limitations.
          (a) Amendments to Charter. The Corporation shall not amend its certificate of incorporation without the approval by the holders of at least 70% of the then outstanding shares of Series J Preferred Stock if such amendment would:
               (i) change the relative seniority rights of the Holders of Series J Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the Holders of Series J Preferred Stock;
               (ii) reduce the amount payable to the Holders of Series J Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the Holders of Series J Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Corporation, or change the dividend rights of the Holders of Series J Preferred Stock;
               (iii) cancel or modify the conversion rights of the Holders of Series J Preferred Stock provided for in Section 4 herein; or
               (iv) cancel or modify the rights of the Holders of the Series J Preferred Stock provided for in this Section 6.
     7. Redemption by Holders.
          (a) At such time as the Corporation completes a subsequent financing, of either debt or equity, resulting in the receipt of gross proceeds to the Corporation of $5,000,000 or more, the Holders may redeem, at their sole option, all or a portion of their Series J Preferred Stock outstanding at such time at the Stated Value, including any accrued but unpaid dividend, rounded up to the year-end of the year of redemption. The Corporation shall provide notice to the Holders within 5 days of the completion of such subsequent financing offering, and the Holders shall have 10 days following the issuance of such notice in order to elect redemption, and payment therefor shall be made within 30 days of receipt of such written election.
          (b) Concomitantly, at such time as the Corporation completes a subsequent financing, of either debt or equity, resulting in the receipt of gross proceeds to the Corporation of $5,000,000 or more, the Corporation may redeem, at its sole option, the Series J Preferred Stock outstanding at such time, in their entirety, at the Stated Value, including any accrued but unpaid dividend, rounded up to the year-end of the year of redemption. The Corporation shall provide written notice to the Holders within 5 days of the completion of such subsequent financing offering, and the Holders shall have 10 days following the issuance of such notice to elect to convert their shares of Series J Preferred Stock into Common Stock of the Corporation or accept redemption, with payment to be made within 40 days of such written notice by the Corporation.
          (c) The Corporation shall also have the right, at its sole option, (i) to require the Holders to convert their Series J Preferred Stock outstanding at such time, in their entirety, into Common Stock of the Corporation at the conversion price hereinabove described, or (ii) to redeem the Series J Preferred Stock outstanding at such time, in their entirety, at the Stated Value, including any accrued but unpaid dividend, rounded up to the year-end of the year of redemption, but in each such option, only in the event the closing price of the Common Stock of the Corporation trades at $2.50 per share or higher for at least 10 consecutive trading days. In the case of (c)(ii) above, the Corporation shall provide written notice to the Holders of redemption within 10 days of such trading event, and the Holders shall have 10 days following issuance of such notice to elect to convert their shares of Series J Preferred Stock into Common Stock of the Corporation or accept redemption, with payment by the Corporation to be made within 40 days of such written notice by the Corporation.
     8. Status of Converted or Redeemed Stock. In case any shares of Series J Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, converted, or reacquired shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series J Preferred Stock.
     9. Authority to Amend. This Certificate of Amendment was adopted by the Corporation’s Board of Directors on February 23, 2006, and no stockholder consent was required for the adoption thereof pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of said Corporation.

     IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed this Certificate as of March 2, 2006.

VIRAGEN, INC.
By:	/s/ Dennis W. Healey
	Name:	Dennis W. Healey
	Title:	Vice President and CFO

EXHIBIT A
NOTICE OF CONVERSION
(To Be Executed By the Registered Holder in Order to Convert the Series J Convertible Preferred Stock of Viragen, Inc.)
     The undersigned hereby irrevocably elects to convert $_______________ of the Stated Value of the above Series J Convertible Preferred Stock into shares of Common Stock of Viragen, Inc. according to the conditions hereof, as of the date written below.

Date of Conversion:

Applicable Conversion Price Per Share:

Number of Common Shares Issuable Upon This Conversion:
Select one:
☐ A Series J Convertible Preferred Stock certificate is being delivered herewith. The unconverted portion of such certificate should be reissued and delivered to the undersigned.
☐ A Series J Convertible Preferred Stock certificate is not being delivered to Viragen, Inc.

Signature:

Print Name:

Address:

Deliveries Pursuant to this Notice of Conversion Should Be Made to: